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                                                                    Exhibit 12.2


                               Dean Foods Company

 Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                  (In Millions)



                                                           39 Weeks Ended
                                                          February 25, 2001
                                                          -----------------

          Income before taxes                                $  118.1
                                                             --------

          Fixed charges:
               Interest expense                                  55.7
               Portion of rentals (33%)                          12.6
                                                             --------

               Total fixed charges                               68.3
                                                             --------

          Earnings before taxes and fixed charges            $  186.4
                                                             ========

          Ratio of earnings to fixed charges and preferred
          stock dividends                                         2.7
                                                             ========


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